Exhibit 99.1

News Release

STANDARD PACIFIC CORP. ANNOUNCES PROMOTION OF THREE KEY EXECUTIVES

IRVINE, CALIFORNIA, May 14, 2007, Stephen J. Scarborough, Chairman, Chief Executive Officer and President of Standard Pacific Corp. (NYSE:SPF), today announced the promotion of three key executives. Scott D. Stowell has been promoted to the newly established position of Chief Operating Officer; Todd J. Palmaer will succeed Mr. Stowell as Southern California Regional President; and Ted McKibbin has been named Division President of Orange County.

“As Chief Operating Officer, Scott will be responsible for the day-to-day operations of the Company nationwide, working directly with our four Regional Presidents. In his new role, Scott will help drive operational excellence throughout all areas of the organization, bringing increased leadership and focus to our cost-savings and process-improvement initiatives,” Scarborough said.

Mr. Stowell has been with Standard Pacific for 21 years where he has held various leadership positions at the division and corporate levels. For the past five years he was President of the Southern California Region. Prior to that, he was President of the Company’s Orange County division.

As President of the Southern California Region, Mr. Palmaer will assume responsibility for overseeing the Company’s extensive housing operations throughout six operating divisions. A 22-year veteran of the industry, Mr. Palmaer joined Standard Pacific as President of its San Diego division 8 years ago. He then moved to Orange County to become Division President in 2002.

Mr. McKibbin, who has worked closely with Mr. Palmaer as Vice President of Project Development for the past five years, has played a key role in the success of the Orange County division. He has over 21 years of experience in the industry, including management positions in land acquisition, project management, entitlement and land use planning. He also has in-depth knowledge of urban development.

Concluding, Mr. Scarborough said, “We are indeed fortunate to be able to look within our own organization to fill these key leadership positions with exceptional individuals who have had a tremendous impact on the Company’s growth. These promotions are a testament to the Company’s outstanding heritage and culture and our commitment to operational excellence.”

Standard Pacific, one of the nation’s largest homebuilders, has built homes for more than 95,000 families during its 40-year history. The Company constructs homes within a wide range of price and size targeting a broad range of homebuyers. Standard Pacific operates in many of the largest housing markets in the country with operations in major metropolitan areas in California, Florida, Arizona, the Carolinas, Texas, Colorado, Nevada and Illinois. The Company provides mortgage financing and title services to its homebuyers through its subsidiaries and joint ventures, Standard Pacific Mortgage, Inc., Home First Funding, SPH Home Mortgage, Universal Land Title of South Florida and SPH Title. For more information about the Company and its new home developments, please visit our website at: www.standardpacifichomes.com.

Contact:

Andrew H. Parnes, Executive Vice President-Finance & CFO (949) 789-1616, aparnes@stanpac.com or Lloyd H. McKibbin, Vice President & Treasurer (949) 789-1603, lmckibbin@stanpac.com.

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